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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------



                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 19, 2002

                               COMCAST CORPORATION
                            (Exact Name of Registrant
                          as Specified in Its Charter)

                                  PENNSYLVANIA
                 (State or Other Jurisdiction of Incorporation)

                0-6983                                    23-1709202
       (Commission File Number)                (IRS Employer Identification No.)

          1500 MARKET STREET                               19102-2148
           PHILADELPHIA, PA                                (Zip Code)
   (Address of Principal Executive Office)


                                 (215) 665-1700
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)

                             --------------------





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     ITEM 5.  OTHER EVENTS.

     Measurement Date for the AT&T Comcast Transaction

     As previously reported, on December 19, 2001, Comcast Corporation and AT&T Corp. entered into an Agreement and Plan of Merger pursuant to which AT&T will transfer the assets and liabilities of its broadband business to AT&T Broadband Corp. ("Broadband"). Comcast and Broadband will then become wholly-owned subsidiaries of AT&T Comcast Corporation. The consideration to complete the AT&T Comcast transaction will consist of shares of AT&T Comcast common stock, assumed debt of Broadband's subsidiaries, the intercompany indebtedness Broadband must pay AT&T upon closing and Comcast's transaction costs.

     On August 12, 2002, AT&T, AT&T Comcast and Broadband, among others, filed a registration statement with the Securities and Exchange Commission for a proposed exchange offer relating to $11.8 billion aggregate principal amount of AT&T's existing debt securities. If the exchange offer is successful, then upon closing of the AT&T Comcast transaction a portion of AT&T's debt securities will cease being AT&T obligations and become Broadband obligations guaranteed by AT&T Comcast and a number of its cable subsidiaries. The AT&T debt securities that become Broadband obligations will reduce the intercompany indebtedness Broadband must pay AT&T.

     Comcast believes the assumption of a portion of AT&T's debt securities by Broadband and the related reduction in the intercompany indebtedness represents a substantive change in the non-equity, or "other", consideration being paid in the AT&T Comcast transaction. Accordingly, Comcast asked the Staff of the Commission to consider whether, for financial reporting purposes, completion of the exchange offer will result in a new measurement date for the AT&T Comcast equity securities to be issued in the AT&T Comcast transaction. On September 19, 2002, the Staff indicated that it would not object if AT&T Comcast treated the exchange offer as resulting in a new measurement date.

     Had the Staff rejected Comcast's position, or should the exchange offer not be completed, AT&T Comcast would, for financial reporting purposes, have to reflect the value of the AT&T Comcast equity securities as of the December 19, 2001 date on which the AT&T Comcast transaction was first announced. As of June 30, 2002, the recorded value of the estimated aggregate consideration to complete the AT&T Comcast transaction, using the December 19, 2001 measurement date, would have been $71.3 billion, resulting in AT&T Comcast recording $60.2 billion of acquisition-related non-amortizing intangible assets. As of June 30, 2002, and using that date as the new measurement date for purposes of the pro forma financial information, the recorded value of the estimated aggregate consideration to complete the AT&T Comcast transaction would have been $54.9 billion, and would result in AT&T Comcast recording $43.8 billion of acquisition-related non-amortizing intangible assets.

     In its June 30, 2002 quarterly report, AT&T noted significant changes in the general business climate in the second quarter of 2002 as evidenced by the severe downward movement in the U.S. stock market, including the decline in values of publicly traded cable industry stocks. From January 1, 2002 to June 30, 2002, five of AT&T's cable competitors as a group, including Comcast, experienced an average decline in total market capitalization of over 20%. AT&T believed that these and other factors coupled with the pending AT&T Comcast transaction created a "trigger event" for its broadband segment, which required AT&T to test its goodwill and franchise rights for impairment as of June 30, 2002. As a result, on a pre-tax basis AT&T recognized a $12.3 billion franchise right impairment charge and a $4.2 billion goodwill impairment charge.

     AT&T Comcast will make a final determination of required purchase accounting adjustments after closing the AT&T Comcast transaction and completing a study, in conjunction with independent appraisers, to determine the fair value of Broadband's identifiable assets (including franchise rights) and liabilities. Subsequent to the adoption of SFAS 142 on January 1, 2002, goodwill and franchise rights are no longer amortized. An increase or decrease in goodwill and/or franchise rights as a result of a change in the measurement date or in the allocation of fair value through the appraisal process would not affect AT&T Comcast's future results of operations other than in periods in which AT&T Comcast may recognize an impairment charge. A change in the recorded value of these intangible assets could increase or decrease the likelihood that AT&T Comcast will recognize an impairment charge related to these intangible assets at some time in the future.

     Item 7(b) to this current report on Form 8-K contains unaudited pro forma combined condensed financial statements of AT&T Comcast Corporation as of June 30, 2002 and for the six months ended June 30, 2002 and the year ended December 31, 2001, giving effect to the AT&T Comcast transaction and using a new measurement date of June 30, 2002. These pro forma financial statements are those included in an amendment filed on September 26, 2002, to AT&T's exchange offer registration statement.

     At Home Litigation Update

     As previously disclosed, At Home Corporation filed for bankruptcy protection on September 28, 2001. On May 1, 2002, At Home filed a proposed plan of liquidation pursuant to Chapter 11 of the U.S. Bankruptcy Code, which, as modified on June 18, 2002, among other things, implements the creditors' settlement and provides that all claims and causes of action of the bankrupt estate of At Home against AT&T Corp. and other shareholders will be transferred to a liquidating trust owned ratably by the bondholders of At Home and funded with at least $12 million, and as much as $17 million, to finance the litigation of those claims. The plan was approved by the bankruptcy court on August 15, 2002 but has not yet become effective. Following closing of the merger between Comcast Corporation and AT&T's broadband operations, Comcast may be contractually liable for 50% of the liabilities of AT&T relating to At Home (AT&T would be liable for the other 50% of these liabilities).

     As expected, on September 23, 2002, the Official Committee of Unsecured Bondholders of At Home filed suit in the Untied States District Court for the District of Delaware against Comcast, Cox Communications, Inc. ("Cox"), Brian
L. Roberts in his capacity as a director of At Home, and other corporate and individual defendants. The complaint seeks alleged "short-swing" profits under
Section 16(b) of the Securities and Exchange Act in connection with At Home put options Comcast and Cox entered into with AT&T. The complaint alleges a total of at least $600 million in damages in the aggregate from Comcast and Cox in connection with this claim. The complaint also seeks damages in an unspecified amount for alleged breaches of fiduciary duty by the defendants in connection with transactions entered into among AT&T, At Home, Comcast and Cox. Comcast believes this suit is without merit and intends to vigorously defend itself in the action.

     ITEM 7(B).  PRO FORMA FINANCIAL INFORMATION.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                          OF AT&T COMCAST CORPORATION

     The following Unaudited Pro Forma Combined Condensed Balance Sheet of AT&T Comcast as of June 30, 2002 and the Unaudited Pro Forma Combined Condensed Statements of Operations of AT&T Comcast for the six months ended June 30, 2002 and the year ended December 31, 2001 give effect to the AT&T Comcast transaction. The pro forma financial statements account for the AT&T Comcast transaction under the purchase method of accounting.

     The Unaudited Pro Forma Combined Condensed Balance Sheet assumes the AT&T Comcast transaction occurred on June 30, 2002. The Unaudited Pro Forma Combined Condensed Statements of Operations assume the AT&T Comcast transaction occurred on January 1, 2001. The unaudited pro forma financial data is based on the historical consolidated financial statements of Comcast and the historical combined financial statements of AT&T Broadband Group under the assumptions and adjustments set forth in the accompanying explanatory notes.

     AT&T and Comcast have determined that the AT&T Comcast transaction will be accounted for as an acquisition by Comcast of AT&T Broadband Group. See Note 5 to the consolidated financial statements of Comcast for the year ended December 31, 2001. As Comcast is considered the accounting acquiror, the historical basis of Comcast's assets and liabilities will not be affected by the AT&T Comcast transaction. For purposes of developing the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2002, AT&T Broadband Group's assets, including identifiable intangible assets, and liabilities have been recorded at their estimated fair values and the excess purchase price has been assigned to goodwill. No adjustment has been made to AT&T Broadband Group's franchise rights. The fair values assigned in these pro forma financial statements are preliminary and represent management's best estimates of current fair value which are subject to revision upon completion of the AT&T Comcast transaction. Management of both companies currently knows of no events or circumstances other than those disclosed in these pro forma notes that would require a material change to the preliminary purchase price allocation. However, a final determination of required purchase accounting adjustments will be made upon the completion of a study to be undertaken by AT&T Comcast in conjunction with independent appraisers to determine the fair value of certain of AT&T Broadband Group's assets, including identifiable intangible assets, and liabilities. Assuming completion of the AT&T Comcast transaction, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the AT&T Comcast transaction takes place. See Note (b) to Unaudited Pro Forma Combined Condensed Balance Sheet.

     Comcast shareholders will receive shares of AT&T Comcast Class A common stock, AT&T Comcast Class B common stock and AT&T Comcast Class A Special common stock in exchange for shares of Comcast Class A common stock, Comcast Class B common stock and Comcast Class A Special common stock, respectively, based on an exchange ratio of 1 to 1. AT&T Comcast will issue stock options to purchase shares of AT&T Comcast common stock in exchange for all outstanding stock options of Comcast, based on an exchange ratio of 1 to 1.

     The consideration to complete the AT&T Comcast transaction will consist of shares of AT&T Comcast common stock, assumed debt of AT&T Broadband Group, the intercompany indebtedness Broadband must pay AT&T upon closing and Comcast's transaction costs. If the closing date of the AT&T Comcast transaction were as of June 30, 2002 and the exchange offer is completed, the estimated aggregate consideration to complete the AT&T Comcast transaction would be $54,929 million, consisting of $33,026 million of AT&T Comcast common stock based upon a per share price of $24.20, $21,273 million of assumed debt at estimated fair value, and $630 million of Comcast's transaction costs directly related to the AT&T Comcast transaction.

     The consideration in the form of assumed debt includes the short-term debt due to AT&T, which is due at closing, of $6,486 million, as well as $14,787 million of long-term debt, including current portion, of AT&T Broadband Group. If the exchange offer is successful, then upon completion of the AT&T Comcast transaction a portion of AT&T's debt securities will cease being AT&T obligations and become Broadband obligations guaranteed by AT&T Comcast and a number of its cable subsidiaries. The AT&T debt securities that become Broadband obligations (New Broadband Notes) will reduce the intercompany indebtedness Broadband must pay AT&T in an amount to be mutually agreed. Absent additional deleveraging activities and the effect of the exchange offer, it is expected that the amount of short-term debt due to AT&T will increase to fund capital expenditures, operations and third party debt maturities and redemptions through the completion of the AT&T Comcast transaction. The amount of short-term and long-term debt may be lower or higher at the closing date of the AT&T Comcast transaction.

     The consideration in the form of AT&T Comcast common stock includes the fair value of the issuance of approximately 1,234 million shares of AT&T Comcast common stock to AT&T shareholders in exchange for all of AT&T's interests in the AT&T Broadband Group, the fair value of the issuance of 115 million shares of AT&T Comcast common stock to Microsoft Corporation in exchange for Broadband shares that Microsoft will receive immediately prior to the completion of the AT&T Comcast transaction for settlement of its $5 billion aggregate principal amount in quarterly income preferred securities (QUIPS), and the fair value of AT&T Comcast stock options and stock appreciation rights issued in exchange for Broadband stock options and stock appreciation rights.

     The unaudited pro forma financial statements assume that completion of the exchange offer results in a new measurement date for accounting purposes. Assuming the exchange offer is completed, the fair value of the shares to be issued for the AT&T Broadband Group would be based on the weighted average market price of Comcast common stock during the period beginning two days before and ending two days after the new measurement date. Further, in limited circumstances, the number of shares of AT&T Comcast stock to be issued to certain AT&T security holders in connection with the AT&T Comcast transaction is subject to adjustment. If this occurs, the fair value of all of the shares to be issued would be based on the market price of Comcast Class A common stock on the closing date. The unaudited pro forma financial statements assume a measurement date of June 30, 2002. Accordingly, the fair value of the shares to be issued for the AT&T Broadband Group is based on a price per share of $24.20 which reflects the reported last sale price of Comcast Class A common stock on June 30, 2002.

     A $1.00 increase/decrease in the per share price of Comcast Class A common stock would result in a $1,349 million increase/decrease in the recorded value of the estimated aggregate consideration in the form of AT&T Comcast common stock.

     If the exchange offer is terminated, the fair value of the shares to be issued for the AT&T Broadband Group would be based on a price per share of $35.97 which reflects the weighted average market price of the Comcast common stock during the period beginning two days before and ending two days after the date the AT&T Comcast transaction was announced. Assuming the stock price is $35.97 per share, the recorded value of the estimated aggregate consideration in the form of AT&T Comcast common stock would be increased by approximately $16,336 million, thereby increasing the amount of goodwill to be recorded upon closing of the AT&T Comcast transaction.

     Subsequent to the adoption of SFAS 142 on January 1, 2002, goodwill and franchise rights are no longer amortized. An increase or decrease in goodwill and/or franchise rights as a result of a change in the measurement date or in the allocation of fair value through the appraisal process would not affect AT&T Comcast's future results of operations other than in periods in which AT&T Comcast may recognize an impairment charge. A change in the recorded value of these intangible assets could increase or decrease the likelihood that AT&T Comcast will recognize an impairment charge related to these intangible assets at some time in the future.

     AT&T Comcast intends to review the synergies of the combined business, which may result in a plan to realign or reorganize certain of AT&T Broadband Group's existing operations. The costs of implementing such a plan, if it were to occur, have not been reflected in the accompanying pro forma financial statements. The impact of a potential realignment, assuming such a plan were in place at the consummation date of the AT&T Comcast transaction, could increase or decrease the amount of goodwill and intangible assets recognized by AT&T Comcast in accordance with Emerging Issues Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The Unaudited Combined Condensed Statements of Operations exclude any benefits that may result from synergies that may be derived, or the elimination of duplicative efforts.

     Among the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations," new criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. Management of both companies believes that cable franchise rights have indefinite lives based upon an analysis utilizing the criteria in paragraph 11 of SFAS No. 142. The pro forma adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2001 reflect the elimination of AT&T Broadband Group's amortization expense related to goodwill and cable franchise rights since this acquisition will be accounted for under the provisions of SFAS No. 142.

     Comcast incurred goodwill and cable and sports franchise rights amortization expense of approximately $2,002 million for the year ended December 31, 2001. The historical consolidated financial statements of Comcast included in the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2001 include the amortization expense related to Comcast's goodwill and cable and sports franchise rights, which has not been eliminated in the pro forma adjustments. Effective January 1, 2002, Comcast, in accordance with the provisions of SFAS No. 142, no longer amortizes goodwill and cable and sports franchise rights.

     Management of both companies believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. Both companies have completed other acquisitions and dispositions that are not significant, individually or in the aggregate, and, accordingly, have not been included in the accompanying unaudited pro forma financial data. The unaudited pro forma financial data may not be indicative of the financial position or results that would have occurred if the AT&T Comcast transaction had been in effect on the dates indicated or which may be obtained in the future.

     The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for Comcast and the historical combined financial statements and accompanying notes thereto for AT&T Broadband Group.

                            AT&T COMCAST CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2002

                                                                          HISTORICAL
                                                            HISTORICAL       AT&T        PRO FORMA         PRO FORMA
                                                            COMCAST(A)   BROADBAND(A)   ADJUSTMENTS       AT&T COMCAST
                                                            ----------   ------------   -----------       ------------
                                                                              (AMOUNTS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents...............................  $   557.8     $             $                  $    557.8
  Investments.............................................    1,057.6          414.0                          1,471.6
  Accounts receivable, net................................      957.0          592.0                          1,549.0
  Inventories, net........................................      414.0                                           414.0
  Deferred income taxes...................................      135.9                                           135.9
  Other current assets....................................      337.7          420.0          57.5(b1)          815.2
                                                            ---------     ----------    ----------         ----------
    Total current assets..................................    3,460.0        1,426.0          57.5            4,943.5
                                                            ---------     ----------    ----------         ----------
                                                                                             (19.6)(b2)
INVESTMENTS...............................................      727.6       17,896.0      (1,144.4)(d)       17,459.6
                                                            ---------     ----------    ----------         ----------
PROPERTY AND EQUIPMENT, NET...............................    7,023.1       14,861.0                         21,884.1
                                                            ---------     ----------    ----------         ----------
GOODWILL..................................................    6,446.3       15,134.0        (367.1)(b3)      21,213.2
FRANCHISE RIGHTS..........................................   16,599.4       29,083.0                         45,682.4
OTHER INTANGIBLE ASSETS, NET..............................    1,471.7        1,465.0                          2,936.7
OTHER NON-CURRENT ASSETS, NET.............................      390.7        1,975.0          57.5(b4)        2,423.2
                                                            ---------     ----------    ----------         ----------
                                                            $36,118.8     $ 81,840.0    $ (1,416.1)        $116,542.7
                                                            =========     ==========    ==========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable........................................  $   680.1     $    712.0    $                  $  1,392.1
                                                                                             (40.0)(b5)
  Accrued expenses and other current liabilities..........    1,371.7        2,244.0       1,547.7(b6)        5,123.4
  Deferred income taxes...................................      121.8          488.0                            609.8
                                                                                              57.5(b7)
  Short-term debt.........................................                   6,486.0      (1,993.7)(c)        4,549.8
  Current portion of long-term debt.......................      206.9        2,050.0      (1,681.8)(c)          575.1
                                                            ---------     ----------    ----------         ----------
    Total current liabilities.............................    2,380.5       11,980.0      (2,110.3)          12,250.2
                                                            ---------     ----------    ----------         ----------
                                                                                             572.5(b7)
                                                                                            (669.2)(b8)
LONG-TERM DEBT, LESS CURRENT PORTION......................   10,543.5       13,406.0       3,675.5(c)        27,528.3
                                                            ---------     ----------    ----------         ----------
DEFERRED INCOME TAXES.....................................    6,755.2       19,906.0         (79.2)(b9)      26,582.0
                                                            ---------     ----------    ----------         ----------
                                                                                            (179.0)(b10)
OTHER NON-CURRENT LIABILITIES.............................    1,421.1          836.0          (6.4)(b11)      2,071.7
                                                            ---------     ----------    ----------         ----------
MINORITY INTEREST.........................................      986.7        1,210.0                          2,196.7
                                                            ---------     ----------    ----------         ----------
Company-Obligated Convertible Quarterly Income Preferred
  Securities of Subsidiary Trust Holding Solely
  Subordinated Debt Securities of AT&T....................                   4,725.0      (4,725.0)(b12)
                                                            ---------     ----------    ----------         ----------
STOCKHOLDERS' EQUITY
                                                                                           1,348.6(b13)
  Common stock............................................      946.7                        (47.3)(d)        2,248.0
                                                                                          (1,097.1)(d)
  Additional capital......................................   11,791.5                     31,677.8(b13)      42,372.2
  Retained earnings.......................................    1,317.3                                         1,317.3
  Accumulated other comprehensive loss....................      (23.7)                                          (23.7)
  Combined attributed net assets..........................                  29,777.0     (29,777.0)(b14)
                                                            ---------     ----------    ----------         ----------
    Total stockholders' equity............................   14,031.8       29,777.0       2,105.0           45,913.8
                                                            ---------     ----------    ----------         ----------
                                                            $36,118.8     $ 81,840.0    $ (1,416.1)        $116,542.7
                                                            =========     ==========    ==========         ==========

       See Notes to Unaudited Pro Forma Combined Condensed Balance Sheet

                            AT&T COMCAST CORPORATION

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

(a) These columns reflect the historical balance sheets of the respective companies. Certain reclassifications have been made to the combined historical financial statements of AT&T Broadband Group to conform to the presentation expected to be used by AT&T Comcast.

(b) This entry reflects the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill.

                                                                    COMMON    ADDITIONAL
                                                                    STOCK      CAPITAL       TOTAL
                                                                   --------   ----------   ----------
    Calculation of consideration
           Issuance of common stock to AT&T shareholders
           (1,233.6 million shares x $24.20)....................   $1,233.6   $28,619.5    $ 29,853.1
           Issuance of common stock to Microsoft Corporation
           (115.0 million shares x $24.20)......................      115.0     2,668.0       2,783.0
           Fair value of AT&T Comcast stock options resulting
           from the conversion of AT&T Broadband Group stock
           options in the merger based on Black-Scholes option
           pricing model........................................                  390.3         390.3
                                                                   --------   ---------    ----------
    (b13)  Comcast common stock equity consideration............    1,348.6    31,677.8      33,026.4
    (b7)   Transaction costs (assumed to be funded -- $57.5
           short-term debt and $572.5 long-term debt)...........                                630.0
                                                                                           ----------
               Total ...........................................                           $ 33,656.4
                                                                                           ==========
         Preliminary estimate of fair value of identifiable net
         assets acquired
    (b14)  Book value of AT&T Broadband Group...................                           $ 29,777.0
           Elimination of AT&T Broadband Group goodwill.........                            (15,134.0)
    (b1)   Current portion of deferred financing fees...........                                 57.5
    (b2)   Preliminary estimate of adjustment to fair value of
           investments..........................................                                (19.6)
    (b4)   Long-term portion of deferred financing fees.........                                 57.5
    (b5)   Elimination of accrued dividend for Microsoft
           Corporation QUIPS (net of tax benefit)...............                                 40.0
    (b6)   Preliminary estimate of current tax liability arising
           from the transaction..................................                            (1,547.7)
    (b8)   Preliminary estimate of adjustment to fair value of
           AT&T Broadband Group assumed long-term debt...........                               669.2
    (b9)   Preliminary estimate of adjustment to deferred tax
           liability on adjustments at combined federal and state
           statutory rate........................................                                79.2
    (b10)  Certain liabilities retained by AT&T related to
           Excite@Home...........................................                               179.0
    (b11)  Preliminary estimate of adjustment to fair value of
           other non-current liabilities.........................                                 6.4
    (b12)  Redemption of Microsoft Corporation QUIPS.............                             4,725.0
                                                                                           ----------
         Preliminary estimate of adjustments to fair value of
         identifiable net assets acquired.......................                             18,889.5
                                                                                           ----------
         Acquisition goodwill...................................                           $ 14,766.9
                                                                                           ==========
    Calculation of goodwill acquisition adjustment
         Acquisition goodwill...................................                           $ 14,766.9
         Gross value of AT&T Broadband Group goodwill...........                            (15,134.0)
                                                                                           ----------
    (b3)   Goodwill acquisition adjustment......................                           $   (367.1)
                                                                                           ==========
           (i)  Maximum number of shares of common stock that
                could be issued in the AT&T Comcast
                transaction.....................................    1,235.0
                Share equivalent of intrinsic value of AT&T
                Broadband Group stock options and stock
                appreciation rights........................            (1.4)
                                                                   --------
                      Common stock to be issued to AT&T
                        shareholders............................    1,233.6
                                                                   ========

                            AT&T COMCAST CORPORATION

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (CONCLUDED)

     Certain programming and other contracts of AT&T Broadband Group and Comcast may, by their terms, be assumed, altered or terminated as a result of the completion of the AT&T Comcast transaction. However, prior to closing management does not expect to be able to estimate the impact, if any, of favorable or unfavorable contracts that may result from the ultimate allocation of purchase price. See note (l) to the Unaudited Pro Forma Combined Condensed Statements of Operations for a sensitivity analysis of purchase price allocation.

(c) Represents the refinancing of existing short-term debt due to AT&T ($6,486.0) and certain components of the current portion of long-term debt ($1,681.8) with new debt of AT&T Comcast. The refinancing is assumed to be funded 55% with short-term debt and 45% with long-term debt. Short-term and long-term debt amounts do not give effect to the Exchange Offer. The amount of short-term debt will be reduced and the amount of long-term debt will be increased based upon the amount of New Broadband Notes to be issued in connection with the Exchange Offer in an amount to be mutually agreed.

(d) Represents the reclassification of AT&T Broadband Group's investment in Comcast as follows:

       Elimination of Comcast stock held by AT&T Broadband Group...   $(1,144.4)
       Reclassification of Comcast stock held by AT&T Broadband
         Group to equity (par value common stock $47.3 and
         additional capital $1,097.1)..............................     1,144.4
                                                                      ---------
                                                                      $      --
                                                                      =========

                            AT&T COMCAST CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                 HISTORICAL                                    PRO FORMA
                                                   HISTORICAL      AT&T        INTERCOMPANY     PRO FORMA         AT&T
                                                   COMCAST(A)   BROADBAND(A)   ADJUSTMENTS    ADJUSTMENTS(D)   COMCAST(L)
                                                   ----------   ------------   ------------   --------------   ----------
                                                              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Service revenues(m)............................  $ 5,756.9     $10,132.0       $(108.9)(b)    $              $15,780.0
  Net sales from electronic retailing............    3,917.3                                                     3,917.3
                                                   ---------     ---------       -------        ---------      ---------
                                                     9,674.2      10,132.0        (108.9)                       19,697.3
                                                   ---------     ---------       -------        ---------      ---------
COSTS AND EXPENSES
  Operating (excluding depreciation).............    2,905.8       5,459.0         (62.8)(b)                     8,302.0
  Cost of goods sold from electronic retailing
    (excluding depreciation).....................    2,514.0                                                     2,514.0
  Selling, general and administrative(m).........    1,552.6       2,582.0         (22.6)(b)                     4,112.0
  Depreciation...................................    1,141.8       2,626.0                                       3,767.8
  Amortization...................................    2,306.2       2,154.0                       (1,882.9)(e)    2,577.3
  Asset impairment, restructuring and other
    charges......................................                  1,494.0                                       1,494.0
                                                   ---------     ---------       -------        ---------      ---------
                                                    10,420.4      14,315.0         (85.4)        (1,882.9)      22,767.1
                                                   ---------     ---------       -------        ---------      ---------

OPERATING LOSS...................................     (746.2)     (4,183.0)        (23.5)         1,882.9       (3,069.8)

OTHER INCOME (EXPENSE)
                                                                                                     61.4(f)
  Interest expense...............................     (731.8)     (1,735.0)                          64.9(g)    (2,340.5)
  Investment income (expense)....................    1,061.7      (1,947.0)        (18.7)(b)                      (904.0)
                                                                                                   (106.0)(h)
  Equity in net income (losses) of affiliates....      (28.5)                                       148.0(e)        13.5
  Other income (expense).........................    1,301.0        (927.0)                                        374.0
                                                   ---------     ---------       -------        ---------      ---------
                                                     1,602.4      (4,609.0)        (18.7)           168.3       (2,857.0)
                                                   ---------     ---------       -------        ---------      ---------

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
  INTEREST, EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE....................      856.2      (8,792.0)        (42.2)         2,051.2       (5,926.8)
                                                                                                   (576.7)(i)
INCOME TAX (EXPENSE) BENEFIT.....................     (470.2)      3,857.0        (750.3)(c)         37.0(h)     2,096.8
                                                   ---------     ---------       -------        ---------      ---------
INCOME (LOSS) BEFORE MINORITY INTEREST,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE..............................      386.0      (4,935.0)       (792.5)         1,511.5       (3,830.0)
Net loss from equity investments.................                    (69.0)                          69.0(h)

MINORITY INTEREST INCOME (EXPENSE)...............     (160.4)        833.0         (24.0)(b)        160.0(j)       808.6
                                                   ---------     ---------       -------        ---------      ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........  $   225.6     $(4,171.0)      $(816.5)       $ 1,740.5      $(3,021.4)
                                                   =========     =========       =======        =========      =========
Earnings (loss) per share from continuing
  operations -- basic............................  $    0.24                                                   $   (1.34)
Earnings (loss) per share from continuing
  operations -- assuming dilution................  $    0.23                                                   $   (1.34)
Weighted average number of common shares
  outstanding -- basic...........................      949.7                                      1,301.3(k)     2,251.0
Weighted average number of common shares
  outstanding -- assuming dilution...............      964.5                                      1,286.5(k)     2,251.0

  See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

                            AT&T COMCAST CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                       HISTORICAL                                    PRO FORMA
                                         HISTORICAL      AT&T        INTERCOMPANY     PRO FORMA         AT&T
                                         COMCAST(A)   BROADBAND(A)   ADJUSTMENTS    ADJUSTMENTS(D)   COMCAST(L)
                                         ----------   ------------   ------------   --------------   ----------
                                                    (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Service revenues.....................  $ 3,393.4     $  4,965.0       $(23.5)(b)    $              $  8,334.9
  Net sales from electronic
    retailing..........................    1,988.0                                                      1,988.0
                                         ---------     ----------       ------        ---------      ----------
                                           5,381.4        4,965.0        (23.5)                        10,322.9
                                         ---------     ----------       ------        ---------      ----------
COSTS AND EXPENSES
  Operating (excluding depreciation)...    1,469.4        2,591.0        (13.2)(b)                      4,047.2
  Cost of goods sold from electronic
    retailing (excluding
    depreciation)......................    1,260.0                                                      1,260.0
  Selling, general and
    administrative.....................      977.2        1,342.0        (10.3)(b)                      2,308.9
  Depreciation.........................      676.6        1,357.0                                       2.033.6
  Amortization.........................       98.7          109.0                                         207.7
  Goodwill and franchise impairment
    charges............................                  16,525.0                                      16,525.0
  Asset impairment, restructuring and
    other charges......................                      56.0                                          56.0
                                         ---------     ----------       ------        ---------      ----------
                                           4,481.9       21,980.0        (23.5)                        26,438.4
                                         ---------     ----------       ------        ---------      ----------
OPERATING INCOME (LOSS)................      899.5      (17,015.0)                                    (16,115.5)

OTHER INCOME (EXPENSE)
                                                                                          (42.8)(f)
  Interest expense.....................     (369.3)        (732.0)                         (0.8)(g)    (1,144.9)
  Investment expense...................     (707.1)      (1,217.0)                                     (1,924.1)
  Equity in net losses of affiliates...      (48.4)                                    (1,004.0)(h)    (1,052.4)
  Other income (expense)...............      (14.0)         331.0                                         317.0
                                         ---------     ----------       ------        ---------      ----------
                                          (1,138.8)      (1,618.0)                     (1,047.6)       (3,804.4)
                                         ---------     ----------       ------        ---------      ----------
LOSS BEFORE INCOME TAXES, MINORITY
  INTEREST, EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE...............................     (239.3)     (18,633.0)                     (1,047.6)      (19,919.9)
                                                                                           16.8(i)
INCOME TAX BENEFIT.....................       30.2        5,506.0                         387.0(h)      5,940.0
                                         ---------     ----------       ------        ---------      ----------
LOSS BEFORE MINORITY INTEREST,
  EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE..........     (209.1)     (13,127.0)                       (643.8)      (13,979.9)
Net loss related to equity
  investments..........................                    (617.0)                        617.0(h)
MINORITY INTEREST EXPENSE..............      (89.4)        (140.0)                         80.0(j)       (149.4)
                                         ---------     ----------       ------        ---------      ----------
LOSS BEFORE EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE...............................  $  (298.5)    $(13,884.0)      $             $    53.2      $(14,129.3)
                                         =========     ==========       ======        =========      ==========
Loss per share from continuing
  operations -- basic..................  $   (0.31)                                                  $    (6.27)
Loss per share from continuing
  operations -- assuming dilution......  $   (0.31)                                                  $    (6.27)
Weighted average number of common
  shares outstanding -- basic..........      951.9                                      1,301.3(k)      2,253.2
Weighted average number of common
  shares outstanding -- assuming
  dilution.............................      951.9                                      1,301.3(k)      2,253.2

  See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

                            AT&T COMCAST CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

(a) These columns reflect the historical statements of operations of the respective companies.

(b) Adjustment reflects the elimination of historical intercompany transactions between Comcast and AT&T Broadband Group as follows: amounts charged by Comcast to AT&T Broadband Group for programming, the gains and losses resulting from the sales of certain cable systems by AT&T Broadband Group to Comcast and Excite@Home transactions.

(c) Represents the elimination of the aggregate historical income tax effects recorded by Comcast and AT&T Broadband Group on Note (b) adjustments above.

(d) AT&T Broadband Group has certain intercompany agreements with AT&T Corp. which will be terminated as of the date of the AT&T Comcast transaction. The costs of replacing these services is uncertain. However, the impact of the termination of these arrangements is not expected to be material.

(e) Represents the elimination of AT&T Broadband Group's historical goodwill and cable franchise rights amortization expense for consolidated subsidiaries and equity method investments. Under the accounting rules set forth in SFAS No. 142 issued by the Financial Accounting Standards Board in June 2001, goodwill and intangibles with indefinite lives are not amortized against earnings other than in connection with an impairment.

(f) Represents the net effect on interest expense resulting from the financings described in Note (c) to the Unaudited Pro Forma Combined Condensed Balance Sheet. Pro forma interest expense was calculated based on the historical interest rates for the historical debt outstanding and assumed interest rates for the planned credit facilities. The pro forma financial information assumes the financings occurred on January 1, 2001. Amortization of deferred financing costs was calculated based on the expected amounts and terms of the new facilities. Short-term rates are assumed to be 4% and long term rates are assumed to be 7%. Assuming interest rates changed by 0.125%, the related interest expense and pre-tax impact on earnings would be $10.3 million for the year ended December 31, 2001 and $5.2 million for the six months ended June 30, 2002.

(g) Represents the net effect in interest expense as a result of the adjustment of AT&T Broadband Group's long-term debt to its fair value as described in Note (b8) to the Unaudited Pro Forma Combined Condensed Balance Sheet. The difference between the fair value and the face amount of each borrowing is amortized to interest expense over the remaining term of the borrowing.

(h) Represents the reclassification of losses in equity investments for the year ended December 31, 2001 and losses related to equity method investments for the six months ended June 30, 2002 to conform with the presentation currently used by Comcast.

(i)  Represents the aggregate pro forma income tax effect of Notes (e) through
     (g) above at the combined federal and state statutory rate.

(j) Represents the elimination of historical impact of the QUIPS exchanged for AT&T Broadband Group common stock.

(k) For basic earnings (loss) per share, this adjustment represents the issuance of AT&T Comcast shares to AT&T shareholders and Microsoft Corporation offset by shares of Comcast owned by AT&T Broadband Group which are classified as treasury shares (see Note (d) to the Unaudited Pro Forma Combined Condensed Balance Sheet). In addition, earnings per share assuming dilution has been adjusted to include the dilutive effects of AT&T Comcast stock options issued in exchange for the AT&T Broadband Group stock options as well as adjustment for the year-ended December 31, 2001

                            AT&T COMCAST CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONCLUDED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     to Comcast's historical average dilutive shares outstanding since such shares would be anti-dilutive on a pro forma basis.

(l) The pro forma combined condensed financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in different allocations for tangible and intangible assets than that presented in these pro forma combined condensed financial statements. The following table shows the absolute dollar effect on pro forma net income
      (loss) applicable to common shares and net income (loss) per share assuming dilution for every $500 of purchase price allocated to amortizable assets or certain liabilities over assumed weighted-average useful lives. An increase in the purchase amount allocated to amortizable assets or a decrease in the amount allocated to certain liabilities will result in a decrease to net income. A decrease in the amount allocated to amortizable assets or an increase in the amount allocated to certain liabilities will result in an increase to net income.

                                                                           SIX MONTHS
                                                         YEAR ENDED           ENDED
WEIGHTED AVERAGE LIFE                                 DECEMBER 31, 2001   JUNE 30, 2002
---------------------                                 -----------------   -------------
Five years
  Net Income........................................        $61.5             $30.8
  Per Share.........................................        $0.03             $0.01
Ten years
  Net Income........................................        $30.8             $15.4
  Per Share.........................................        $0.01             $0.01
Twenty years
  Net Income........................................        $15.4             $ 7.7
  Per Share.........................................        $0.01             $0.00

(m) Comcast's consolidated statement of operations for the year ended December 31, 2001 reflects franchise fees collected from cable subscribers as a reduction of the related franchise fee expense included within selling, general and administrative expenses. Upon adoption of EITF 01-14 "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," on January 1, 2002, Comcast reclassified such amounts to service revenues. The change in classification had no impact on the unaudited pro forma operating loss. The effect of the reclassification on the Unaudited Pro Forma Combined Condensed Statement of Operations for the ended December 31, 2001 would be to increase service revenues and selling, general and administrative expenses by $192.3 million.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          Comcast Corporation



Date: September 26, 2002                  By  /s/ Lawrence J. Salva
                                              __________________________________
                                              Name:    Lawrence J. Salva
                                              Title:   Senior Vice President and
                                                       Chief Accounting Officer